                                                                    EXHIBIT 23.9

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 2 to the Registration Statement No. 333-37601 of Career Education Corporation on Form S-1 of our report dated October 27, 1997, relating to the consolidated financial statements of The Katharine Gibbs Schools, Inc. and subsidiaries as of December 31, 1995 and 1996 and for the period from March 7, 1994 to December 31, 1994, and for the years ended December 31, 1995 and 1996, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.



DELOITTE & TOUCHE LLP
New York, New York
December 29, 1997